UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 11, 2018

PTC Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	0-18059	04-2866152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On June 11, 2018, PTC Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Rockwell Automation, Inc. (“Rockwell”) in connection with a strategic partnership between the two parties. Pursuant to the Purchase Agreement, the Company agreed to sell 10,582,010 shares of its common stock (the “Shares”) to Rockwell at a purchase price of $94.50 per share or an aggregate purchase price of approximately $1.0 billion (the “Investment”).

The Purchase Agreement contains customary conditions to closing of the Investment (the “Closing”), including receipt of all approvals or the termination or expiration of all waiting periods required under applicable antitrust laws. The Purchase Agreement may be terminated by either the Company or Rockwell if the Closing has not occurred by August 10, 2018, subject to extension by either party to September 9, 2018 if the required antitrust approvals have not been obtained by that date.

Each of the Company and Rockwell has made customary representations, warranties and covenants in the Purchase Agreement. The representations and warranties of the Company will generally survive until the date that is nine months after the date on which the Closing occurs. Subject to certain limitations, each party has agreed to indemnify the other party for damages incurred by the other party arising out of any breach of any representation, warranty or covenant of such party included in the Purchase Agreement.

Board Representation. In connection with the Closing, the Company’s Board of Directors (the “Board”) will be increased to create one vacancy, and Rockwell will be entitled to appoint one individual to the Board to fill such vacancy (a “Rockwell Designee”). The Rockwell Designee will be an individual to be selected by Rockwell who is reasonably acceptable to the Board. The Rockwell Designee, when elected at the Closing, will serve for a term expiring at the Company’s 2019 annual meeting of shareholders and also will be appointed to serve on the Corporate Governance Committee of the Board. Rockwell and the Company have agreed that Blake D. Moret, Chairman and Chief Executive Officer of Rockwell, will be the initial Rockwell Designee. Rockwell will retain the right to nominate a Rockwell Designee for election by the shareholders of the Company at subsequent annual meetings for the period commencing at the Closing and ending on the date that Rockwell beneficially owns shares of the Company’s common stock representing less than 5.0% of the outstanding shares of common stock (the “Director Period”).

Standstill Obligations. Rockwell will be subject to a standstill provision until the later of (1) the third anniversary of the Closing and (2) the expiration of the Director Period, subject to earlier termination upon certain events (the “Standstill Period”). During the Standstill Period, Rockwell will not, among other things and subject to specified exceptions: (a) acquire any securities of the Company if, immediately after such acquisition, Rockwell, together with its affiliates, would beneficially own more than 9.0% of the outstanding common stock of the Company; (b) propose any merger, consolidation, business combination, tender offer or similar transaction involving the Company; (c) solicit proxies or consents to vote any securities of the Company; or (d) form, join or participate in any group (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)).

Transfer Restrictions. For a period ending on the earlier of (1) the third anniversary of the Closing and (2) the one-month anniversary of the expiration or termination of the Strategic Alliance Agreement (as described below), Rockwell will be restricted from transferring the Shares subject to certain exceptions. Following the first anniversary of the Closing, Rockwell will be allowed to transfer Shares not exceeding, in the aggregate in any 90-day period, a number of Shares equal to 1.0% of the Company’s total outstanding common stock as of the first date in such 90-day period, but no more than 2.0% of the total outstanding shares of common stock in each of the second year and the third year after the Closing. Rockwell also will be generally restricted from transferring the Shares to (a) certain competitors of PTC or (b) any person that would, after giving effect to such transfer, beneficially own 5.0% or more of the Company’s total outstanding common stock and would be required to file a Schedule 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Voting Obligations. During the Standstill Period, Rockwell will be required to (1) cause all of the shares of the Company’s common stock that it beneficially owns to be present for quorum purposes at any meeting of the shareholders of the Company, and (2) vote all of such shares in accordance with the Board’s recommendations with respect to the election of directors, all business involving compensation matters (including new or amended equity plans and “say on pay” proposals), and the ratification of the appointment of the Company’s independent public accounting firm set forth in the Company’s proxy statement for the meeting.

Registration Rights Agreement. The Company and Rockwell also have agreed to enter into a Registration Rights Agreement (the “Registration Rights Agreement”) at the Closing. Under the terms of the Registration Rights Agreement, Rockwell will receive customary registration rights subject to market standstill provisions, and the Company will be obligated to file a resale shelf registration statement with respect to the Shares not later than the first anniversary of the Closing.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby, including the form of Registration Rights Agreement attached to the Purchase Agreement, does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Purchase Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

The Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company and its subsidiaries and affiliates. The representations and warranties contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, are solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries to the representations and warranties contained in the Purchase Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Strategic Alliance Agreement

Simultaneously with the execution of the Purchase Agreement, the Company entered into a Strategic Alliance Agreement with Rockwell, which was effective on June 11, 2018. The Strategic Alliance Agreement provides, among other things, for each party to have the right to (1) distribute certain of the other party’s products on an original equipment manufacturer (OEM) basis as part of a combined new offering and (2) resell the same products and associated support on a standalone basis. The Strategic Alliance Agreement provides for Rockwell to have certain exclusive rights to distribute the subject products and services in designated territories and with certain types of factory automation customers. Rockwell has agreed to certain minimums with respect to its sale of the Company’s products over the term of the Strategic Alliance Agreement. The Strategic Alliance Agreement also includes certain limitations on the ability of each party to partner with companies with similar products and solutions to those included in the strategic partnership.

The Strategic Alliance Agreement has a term ending on September 30, 2021, and may be renewed upon mutual agreement of the parties. Each party may terminate the Strategic Alliance Agreement under certain circumstances, including (a) the other party materially breaches the Strategic Alliance Agreement and such breach is not cured within a specified period, (b) the other party files for bankruptcy, or (c) in the event of a change of control of either party. In addition, the Company may terminate the Strategic Alliance Agreement if Rockwell materially breaches the standstill provisions or transfer restrictions under the Purchase Agreement and such breach is not cured within a specified period.

The foregoing description of the Strategic Alliance Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Strategic Alliance Agreement, a copy of which will be filed by the Company with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2018. The Company intends to submit a FOIA Confidential Treatment Request to the SEC requesting that it be permitted to redact certain portions of the Strategic Alliance Agreement. The omitted material will be included in the request for confidential treatment.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Securities Purchase Agreement is incorporated herein by reference. The Company will offer and sell the Shares in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company will rely on this exemption from registration based in part on representations made by Rockwell in the Purchase Agreement.

Item 7.01 Regulation FD Disclosure.

On June 11, 2018, the Company issued a press release with respect to the strategic partnership with Rockwell. A copy of the press release is furnished herewith as Exhibit 99.1.

The information included in this item and Exhibit 99.1 are not deemed to be “filed” for purposes of Section 18 of the Exchange Act, nor shall this item and Exhibit 99.1 be incorporated by reference into the Company’s filings under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such future filing.

Item 8.01 Other Events.

Subject to completion of the Investment, the Board has authorized the repurchase of up to an additional $1.0 billion of the Company’s common stock pursuant to its stock repurchase program (such $1.0 billion authorization would be in addition to the $500 million authorized under this program in September 2017). Share repurchases may be executed through various means, including open market and privately negotiated transactions, over the period commencing upon the Closing and ending September 30, 2020. The Company’s stock repurchase program does not obligate the Company to repurchase any shares and may be terminated, increased or decreased by the Board in its discretion at any time.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the investment by Rockwell, the use of the proceeds therefrom, the expected election of a director, the benefits of the strategic partnership with Rockwell, and the Company’s stock repurchase program are forward-looking statements that involve a number of uncertainties and risks. Actual results may differ materially from these statements and from actual future events or results due to a variety of factors, including: the closing conditions for the Investment may not be satisfied or waived; the Company may experience disruptions in its business due to the transactions with Rockwell; the strategic partnership with Rockwell may not expand the Company’s business and/or generate revenue as expected; any use of proceeds or share repurchases may not occur as expected; the integration of the solutions and development of future solutions may not occur as expected; and the other risks described in reports and documents that the Company files from time to time with the SEC, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. Undue reliance should not be placed on the forward-looking statements in this Current Report on Form 8-K, which are based on information available to the Company on the date hereof. Except to the extent required by applicable law, the Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement by and between PTC Inc. and Rockwell Automation, Inc., dated as of June 11, 2018

99.1*	Press release dated June 11, 2018

*	Furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

By:	/s/ Andrew Miller
Name: Andrew Miller
Title: Executive Vice President
and Chief Financial Officer

Date: June 11, 2018